Exhibit 10.7

April 29, 2024

Chris Lundell

Delivered Via Email

Dear Chris,

As you have been informed, Complete Solaria, Inc. (the “Company”) will be consolidating the Executive Chairman and CEO position effective 4/29/2024. This letter sets forth the terms of the Separation Agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.

1.	Separation. Your last day of work with the Company and your employment termination date was 4/26/2024 (the “Separation Date”).

2.	Board Seat. You will retain your Board seat on the CSLR Board and the compensation committee waives the requirement to resign in order to receive severance compensation.

3.	Severance Pay. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you, as severance pay, the equivalent of six (6) months of your current base wages ($225,000), less standard payroll deductions and withholdings. The installments will be made through a live check or wire. Such an amount will be paid in monthly installments beginning on the 60th day from the Separation Date and continuing through seven (7) months from the Separation Date. Subject to standard payroll deductions and withholdings, the monthly installment payments will be paid as follows:

Installment No.	Amount
1	$75,000
2	$37,500
3	$37,500
4	$37,500
5	$37,500
Total	$225,000

4.	Health Insurance. Your TriNet-administered group health insurance will cease on the last day of April 2024. At that time, you may be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. If you are eligible for continued coverage, you will receive additional information regarding your right to elect continued coverage in a separate communication. As part of this Agreement, the Company will reimburse you your COBRA premiums, if any, for up to twelve (12) months following the Separation Date provided you submit to the Company proof of your COBRA enrollment and payment of COBRA premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Such amount will be paid after this Agreement has been executed by all parties.

5.	Stock Options. Under the terms of your stock option agreement and the applicable plan documents, your 3,000,000 options, granted on 12/21/2023 will be terminated on 4/26/2024. On the date of signature of this Agreement, and upon approval by the Board, you will be granted 350,000 stock options with 100,000 options vesting immediately. The remaining 250,000 stock options will vest monthly at 1/60th of the total value over five (5) years contingent upon continuing support to the Company.

6.	Board Option Grant. Under the terms of this Agreement you will retain the 94,452 options granted to you as a Board member on 12/3/2023.

7.	Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.

8.	Tax Matters. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

9.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits, or severance pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

10.	Expense Reimbursement. You agree that, within forty-five (45) days of executing this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11.	Return of Company Property. Within thirty (30) days of execution of this Agreement, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree to promptly contact the Company and make arrangements for returning the information. Notwithstanding the foregoing, you may retain Company property that is reasonably needed in your capacity as a member of the board of directors or otherwise support the Company.

12.	Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, TriNet Group, Inc., and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under Title VII of the Civil Right Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; Utah Antidiscrimination Act (Utah Code Ann. §34A-5-101 et seq.); Utah Minimum Wage Act (Utah Code Ann. §34-40-101, et seq.) Utah Occupational Safety and Health Act (Utah Code Ann. §34A-6-101, et seq.); California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.); California Labor Code, including but not limited to, the Private Attorneys General Act, Cal. Labor Code § 2699, et seq.; California Wage Orders (Cal. Code Regs. tit. 8, § 11010, et seq.); California Unfair Competition Law (Cal Business & Professions Code § 17200 et seq.); California Occupational Safety and Health Act (Cal Labor Code section 6300, et seq.); Cal. Civil Code § 1542 (Extinction of Obligations) as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

13.	ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to forty-five (45) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke or rescind the Agreement by submitting your written request for revocation or rescission to the Company Representative listed as the signatory below; (e) this Agreement will not be effective until the date upon which the revocation or rescission period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement. You further acknowledge that you have received a list of the job titles and ages of the employees in the decisional unit affected by this reduction in force. This list is attached as Exhibit A to this Agreement.

14.	No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Released Parties, with any local, state, or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.	Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

16.	Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender or gender identity, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits, or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Released Parties has ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan. You acknowledge and represent that you have reported to the Company any and all work-related injuries incurred during employment and have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

17.	Medical Bills, Liens, and Other Potential Rights for Reimbursement

(a)	Responsibility for Satisfaction of All Liens. You represent and warrant that all bills, costs, or liens resulting from or arising out of any injuries and claims are your responsibility to pay. You agree to assume responsibility for satisfaction of any and all demands for payment, claims or liens of any kinds, that arise from or are related to payments made or services provided to you or on your behalf. You agree to assume responsibility for all expenses, costs or fees incurred by you related to your alleged injuries and claims including without limitation, all Medicare conditional payments, subrogation claims, liens, or other rights to payment, relating to medical treatment or lost wages that have been or may be asserted by any health care provider, insurer, governmental entity, employer, or other person or entity. Further, you and your attorney (if any) will indemnify, defend and hold Released Parties harmless from any and all damages, claims and rights to payment, including any attorneys’ fees, brought by any person, entity, or governmental agency to recover any of these amounts. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks damages including multiple damages from Released Parties relating to payment by such governmental entity, or anyone acting on behalf of such governmental entity, relating to your alleged injuries and claims, you will defend and indemnify Released Parties and hold Released Parties harmless from any and all such damages, claims, liens, Medicare conditional payments and rights to payment, including any attorneys’ fees sought by such entities.

(b)	Good Faith Resolution. This settlement is based upon a good faith determination of you and the Company to resolve any potential claims. You and the Company have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Section 1395y(b). You and the Company have made every eﬀort to adequately protect Medicare’s interest and incorporate such in the settlement terms.

(c)	Representation that Employee is Not a Medicare Beneficiary. You and your counsel (if any) warrant that you are not a Medicare beneficiary as of the date of this Agreement.

(d)	Representation that No Medicare Conditional Payments Exist. You and your counsel (if any) further represent and warrant that you are aware of no Medicare conditional payments that have been made on your behalf.

18.	Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written, or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. You have a right to consult an attorney regarding this agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Utah.

19.	Counterparts and Electronic Signature. This Agreement may be executed by electronic signature and/or in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If this Agreement is acceptable to you, please sign below and return the original to me no sooner than the Separation Date and no later than May 21, 2024.

I wish you good luck in your future endeavors. Sincerely,

By:	/s/ Brian A. Wuebbels
Brian A. Wuebbels
Chief Operations Officer

Agreed:

/s/ Chris Lundell
Chris Lundell

Chris Lundell

April 29, 2024

EXHIBIT A

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(I)(H)

1.	The following groups have been selected for the employment termination program

a.	Sales
b.	Operations
c.	External Operations
d.	Procurement

2.	In the groups listed above, job positions will be eliminated based on the following factors: cost reduction and externally sourcing labor.

3.	All eligible employees will have up to twenty-one (21) days to review the terms and conditions and sign the Separation Agreement.

Employees Selected For The Employment Termination Program
Job Title	Age
Site Survey Technician	30
Solar Sales Consultant	52
Regional Install Manager	48
Foreman	24, 26, 31, 33, 38
Roof Lead	21, 33
Installer	22, 30
Production Planner	22
Warehouse Manager	22, 42
MPU Electrician	49
Inspection Host	22, 62
Inspection Technician	31, 38
Utility Coordinator Manager	41
Technical Product Manager	34
Superintendent	34
Senior Permit Specialist	27
Jr. Software Developer	23
Inspection and Service Technician	34

Chris Lundell

April 29, 2024

Employees Selected For The Employment Termination Program
Job Title	Age
Operations Support Specialist	31
Chief Executive Officer	63

Employees Not Selected For The Employment Termination Program
Job Title	Age
Vice President of Sales	42
Principal Quality Project Manager	62
Inside Sales Team	29
Design Agent	24
Manager, Quality and Design	30
Quality Control Agent	24
Director of Operations	29
Regional Install Manager	33, 39, 43
Project Coordinator	24, 25
Permit Runner	24, 33
PV Design Specialist	29
Interconnection Spec Lead	33
Manager, Installation	39
New Home Coordinator	55
Production Manager	31
FinOps Agent	30
PIP Manager	34
PIP Reviewer	42
NEM/Utility Expert	26
MPU Avoidance Specialist	33
Post Install Technician	37
Site Survey Administrator	52
Solar Site Technician	52

Chris Lundell

April 29, 2024

Employees Not Selected For The Employment Termination Program
Job Title	Age
Site Survey Technician	32
Yield Engineer	25
Branch Manager	26
Foreman	27, 29
Service Technician	30, 33
Lead Roofer	30
MPU Technician	26, 31, 59
Battery Service Technician	36
Battery Technician	31
Inspection Technician	26, 27, 30, 54
Solar Service Technician	33
Inspection Service Technician	42
Manager, Procurement	39, 44
Global Logistics Manager	45
Senior Permit Specialist	27